Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 24, 2014 with respect to the financial statements of Alpha Shale Resources Midstream Assets included in the Registration Statement (Form S-1) and related Prospectus of Rice Midstream Partners LP dated December 8, 2014.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

December 5, 2014